Exhibit No. 11

 Statement Regarding the Computation of Per Share Earnings

                                                               June 30,

                                                    1999               1998
                                                ------------       -----------

Basic earnings per common share                        $.59              $.56

Basic earnings per common share before

  merger-related expenses                               .60               .56

Basic weighted average number of shares

    outstanding                                  10,069,504        10,011,274

Diluted earnings per common share                       .58               .55

Diluted earnings per common share before

  merger-related expenses                               .60               .56

Diluted weighted average number of shares

  outstanding                                    10,106,568         10,106,221


The data shown for 1998 has been adjusted retroactively, to reflect the effects of the four-for-three stock split effected in the form of a 33% stock dividend declared in July 1998 and paid in August 1998.

The attached financial statements for 1998 have been restated to reflect the effects of the acquisitions of Capital Bank, N.A. in November 1998 and Frederick Underwriters, Inc. in December 1998, each accounted for as a pooling of interests.